Exhibit 99.1

News Release

NETGEAR Announces Reelection of Directors, Departure of
Stephen D. Royer from its Board

SANTA CLARA, Calif. — May 18, 2005 — NETGEAR®, Inc. (Nasdaq: NTGR), a worldwide provider of technologically advanced, branded networking products, reported that at its Annual Meeting of Stockholders today, Messrs. Ralph E. Faison, A. Timothy Godwin, Linwood A. Lacy, Jr., Patrick C.S. Lo, Gerald A. Poch and Gregory J. Rossmann were reelected to the Board of Directors to serve until the next Annual Meeting of Stockholders in 2006. Mr. Stephen D. Royer, managing director of Shamrock Capital Advisors, Inc., Burbank, California, and a director of the Company since September 2000, did not stand for reelection.

About NETGEAR, Inc.
NETGEAR® (Nasdaq: NTGR) designs technologically advanced, branded networking products that address the specific needs of small and medium business and home users. The Company’s product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company’s Web site at www.netgear.com or call (408) 907-8000.

(C)2005 NETGEAR, Inc. NETGEAR® and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the expected performance characteristics, specifications, market acceptance, market growth, specific uses, user feedback and market position of NETGEAR’s products and technology are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: the actual price, performance and ease of use of NETGEAR’s products may not meet the price, performance and ease of use requirements of end-users; the performance of NETGEAR’s products may be adversely affected by real world operating conditions; the ability of NETGEAR to market and sell its products and technology; the impact and pricing of competing products; and the introduction of alternative technological solutions. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors Affecting Future Results”, pages 17 through 25, in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2005, filed with the Securities and Exchange Commission on May 13, 2005. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contacts:

Doug Hagan
Director, Corporate Marketing
NETGEAR, Inc.
(408) 907-8053
doug.hagan@netgear.com

David Pasquale
Executive Vice President, Investor Relations
The Ruth Group
(646) 536-7006
dpasquale@theruthgroup.com